Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. APPOINTS CRYSTAL ROSE AS BOARD CHAIR AND JOHN DEAN AS PRESIDENT AND CEO

HONOLULU, HI April 20, 2011 – Central Pacific Financial Corp. (NYSE: CPF) (the “Company”), parent company of Central Pacific Bank (“CPB”) (the “Bank”), today announced the appointments of Crystal K. Rose as Chair of the CPF and CPB boards of directors, and John C. Dean, former Executive Chairman of the Board, as President and Chief Executive Officer (CEO) of CPF and CPB.  Dean continues to serve as a director of both the CPF and CPB boards.  The Company stated that the separation of the board chair and CEO positions is consistent with its corporate governance policy.

Rose, a partner in the law firm of Bays Lung Rose and Holma, specializes in the areas of commercial real estate transactions, construction law, and trusts and estates.  She has been a director of CPF and CPB since 2005 and most recently served as lead director and chair of the Corporate Governance Committee.  Rose is also a director of Hawaiian Airlines, and a member of the American Bar Association and Hawaii State Bar Association.  She also serves on the boards of numerous community organizations in Hawaii.

Dean joined CPF and CPB in March, 2010, and has directed the successful recapitalization of the Company by securing $325 million in new capital through a private placement transaction that closed on February 18, 2011.  The Company is currently completing its recapitalization plan with a $20 million rights offering scheduled to conclude on May 6, 2011.  Dean is also credited for the turnaround of three banks prior to joining CPF, including Silicon Valley Bank, where he served as its CEO from 1993 to 2001 and Chairman from 2001 to 2003.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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